RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 13, 2003

To the Shareholders of Raymond James Financial, Inc.:

     The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 13, 2003 at 4:30 p.m. for the following purposes:

1.	To elect eight nominees to the Board of Directors of the Company.

2.	To ratify Incentive Compensation Criteria for certain of the Company's executive officers.

3.

To adopt the Raymond James Financial, Inc. 2003 Employee Stock Purchase Plan, which authorizes the issuance of up to 1,500,000 shares of Common Stock, $.01 par value, of the Company for purchase by employees of the Company and its subsidiaries.

4.	To transact any other business as may properly come before the meeting.

     Shareholders of record as of the close of business on December 20, 2002 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.
By order of the Board of Directors,
/s/ BARRY AUGENBRAUN
Barry Augenbraun, Secretary

January 2, 2003

If you do not expect to attend the meeting in person please vote on the matters to be considered at the meeting by completing the enclosed proxy and mailing it promptly in the enclosed envelope.

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on February 13, 2003 at 4:30 p.m., or any adjournment thereof.

     If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect the right to vote in person should the shareholder attend the meeting. The shareholder may revoke the proxy at any time prior to the voting thereof.

     The affirmative vote of a majority of the shares of common stock represented at the meeting, either in person or by proxy, will be required for the election of any nominee, or the ratification or approval of any proposal or other business that may properly come before the meeting.

     A copy of the Company's Annual Report is being furnished to each shareholder together with this proxy statement. The cost of all proxy solicitation will be paid by the Company.

Internet Voting

     Most shareholders of record have a choice of voting over the internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Electronic Access to Proxy Materials and Annual Report

     This notice of Annual Meeting and Proxy Statement and the 2002 Annual Report are available on our Internet site at http://www.raymondjames.com. If you are a shareholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote over the Internet. If you hold your shares through a bank, broker, or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports and vote your shares over the Internet. Opting to receive your proxy materials online saves us the cost of producing and mailing these materials to your home or office and gives you an automatic link to the proxy voting site.

SHAREHOLDERS ENTITLED TO VOTE
AND
PRINCIPAL SHAREHOLDERS

     Shareholders of record at the close of business on December 20, 2002 will be entitled to notice of, and to vote at, the Annual Meeting. As of December 20, 2002, there were 48,791,800 shares of common stock outstanding and entitled to vote. Shareholders are entitled to one vote per share on all matters.

     The following table sets forth, information with respect to the common stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Company's common stock, and of all Executive Officers and Directors as a group as of December 20, 2002:
		Beneficially	Percent
Name	Address	Owned Shares	of Class

Thomas A. James	880 Carillon Parkway	6,866,545 (1) (2)	14.1%
	St. Petersburg,
	Florida 33716

Private Capital Management, Inc.	8889 Pelican Bay Blvd. Naples, Florida 34108	4,612,516 (3)	9.5%

Robert A. James Trust	1201 Pacific Ave,	3,362,680	6.9%
	Suite 150
	Tacoma, WA 98702

All Executive Officers
and Directors as a Group	-	9,462,850 (1)	19.4%
(21 Persons)

(1)  Includes shares credited to Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.

(2)  Includes 323,508 shares owned by the Robert A. and Helen James' Children Annuity Trust of which Thomas A. James is a remainder beneficiary and for which Raymond James Trust Company West, a wholly-owned subsidiary of the Company, serves as trustee. Excludes shares held by two trusts, of which he is not a beneficiary: 3,362,680 shares owned by the Robert A. James Trust and 152,909 shares owned by the James' Grandchildren's Trust, for both of which Raymond James Trust Company West serves as trustee, and both of which have as beneficiaries other James family members, including Huntington A. James. Thomas A. James disclaims any beneficial interest in these two trusts.

(3)  Based on information contained in Form 13F-HR filed with the SEC on November 14, 2002. Private Capital Management, Inc. is the beneficial owner of these shares of common stock held in accounts managed for clients.

PROPOSAL 1: ELECTION OF DIRECTORS

     The Company has determined to revise the structure of its Board of Directors to move toward a majority of independent outside directors. Accordingly, the size of the Board of Directors has been reduced to eight persons, and the nominees set forth below, consisting of four independent outside directors and four management directors, represent the nominees presented by the Board of Directors for these positions. The Company intends to add one or more additional independent directors to the Board during fiscal 2003 and is attempting to identify suitable nominees; the size of the Board will be increased upon appointment of the additional director(s).

     The eight directors to be elected are to hold office until the Annual Meeting of Shareholders in 2004 and until their respective successors shall have been elected. All of the nominees with the exception of Chester B. Helck were elected by the shareholders on February 14, 2002, to serve as Directors of the Company until the Annual Meeting of Shareholders in 2003. It is intended that proxies received will be voted to elect the nominees named below.

Should any nominee decline or be unable to accept such nomination to serve as a director due to events which are not presently anticipated, discretionary authority may be exercised to vote for a substitute nominee.
		Principal Occupation, (1)
		Directorships and	Director
Nominee	Age	Security Ownership (2)	Since

Angela M. Biever	49	President, Intel New Business Corp. since 2000; Director, Intel Capital from 1999 to 2000; Independent Consultant, working with a leading Internet Services Provider from 1997 to 1998; Various senior management positions with First Data Corporation, an information and transaction processor from 1991 to 1997, beginning as Senior Vice President, Finance and Planning and culminating as Executive Vice President, Integrated Services Division; Vice President, American Express Company from 1987 to 1991. Member of Audit Committee.	1997
		Common shares owned 6,816 (.01%):

Jonathan A. Bulkley	68	Bulkley Consulting LLC since 1999; Managing Director, Barents Group LLC (emerging markets/capital markets development consulting) from 1992 to 1999; President and CEO, Charterhouse Media Group (investment banking) from 1988 to 1992; President and CEO Jesup & Lamont Securities Group, Inc. (securities broker-dealer) from 1987 to 1988; Prior to 1986, President and CEO of Moseley, Hallgarten, Estabrook & Weeden Inc. (securities broker-dealer). Chairman of Audit Committee.	1986
		Common shares owned: 31,970 (.07%)

Francis S. Godbold	59	Vice Chairman of Raymond James Financial, Inc. ("RJF"); Director and Officer of various affiliated entities. Executive Vice President of RJA.	1977
		Common shares owned: 626,518 (1.28%) (2)

Chester B. Helck	50

President and Chief Operating Officer of Raymond James Financial, Inc. ("RJF") since 2002; Executive Vice President of Raymond James Financial Services, Inc. ("RJFS") from 1999 to 2002; Senior Vice President, RJFS from 1997 to 1999.

		Common shares owned: 32,502 (0.07%) (2)

Harvard H. Hill, Jr., CFP	66	Managing General Partner of Houston Partners (venture capital) since 1985; Prior to 1985, President and CEO of Criterion Investments; President and COO of Rotan Mosle; and Vice President of Dean Witter & Co. Member of Compensation and Governance Committee and Audit Committee.	1986
		Common shares owned: 4,000 (.01%)

Thomas A. James	60	Chairman of the Board and Chief Executive Officer of RJF; Chairman of the Board of RJA. Director and Officer of various affiliated entities. Past Chairman of the Securities Industry Association.	1970
		Common shares beneficially owned: 6,866,545 (14.10%) (2) (3)

Dr. Paul W. Marshall	60	The MBA class of 1960 Professor of Management Practice at Harvard Graduate School of Business Administration since 1996; Chairman and CEO of Rochester Shoe Tree Co., Inc. from 1992 to 1997; Chairman of Compensation and Governance Committee.	1993
		Common shares owned: 4,875 (.01%)

Kenneth A. Shields	54	President and Chief Executive Officer of Raymond James Ltd.* ("RJ Ltd.") (formerly Goepel McDermid Inc.) and predecessor Company since 1996 (a Canadian brokerage firm). Past Chairman of the Investment Dealers Association of Canada; Director of TimberWest Forest Corp.; Member of the Canadian Accounting Standards Oversight Council; Director of the Council for Business and the Arts in Canada. Common shares owned: 2,789 (0.01%) Exchangeable shares owned: 58,745 (.12%)(2) (4)	2001

* A wholly-owned subsidiary of Raymond James Financial, Inc.

(1) Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.

(2) Includes shares credited to their Employee Stock Ownership Plan accounts including estimated fiscal 2002 ESOP allocations, and shares which can be acquired within sixty days of record date through the exercise of stock options.

(3) See footnotes under the Principal Shareholders' Ownership table.

(4) Exchangeable shares issued January 2, 2001 in connection with the acquisition of Goepel McDermid, Inc. They are exchangeable into shares of RJF common stock on a one-for-one basis.

     The Board of Directors held four regular meetings, including committee meetings, and one telephone meeting during fiscal 2002. Each of the directors attended all of the regular meetings held during the year, except Dr. Marshall who missed one meeting.

     The current standing committees of the Board of Directors are the Audit Committee and the Compensation and Governance Committee. The Compensation committee met twice and held one telephone meeting during the fiscal year ended September 27, 2002. Each member of this committee participated in all of the meetings held during the year. The Audit Committee met four times and held four telephone meetings during the fiscal year ended September 27, 2002. Each member of this committee participated in all of the meetings held during the year. The activities of the Audit Committee are set out in its report below. The Compensation and Governance Committee reviews and approves the compensation to be paid to executive officers of the Company and its subsidiaries and performs certain duties prescribed by the Board with respect to employee benefit plans.

     Directors Marshall, Hill, Bulkley and Biever will receive an $18,000 annual retainer, a $2,500 attendance fee for each regular meeting, $250 for each telephone meeting and a $500 attendance fee for Committee Service.

Outside Director Stock Options

     The Directors who are also employees of the Company have voted in favor of a non-qualified stock option plan for the Company's outside Directors covering 380,000 shares of the Company's common stock. These options, 30,750 of which were outstanding at September 27, 2002, are exercisable at prices ranging from $18.44 to $36.94 at various times through February 2007. Outside directors are generally granted 1,500 options per year.

Section 16(a) Beneficial Ownership Reporting Compliance

     Harvard H. Hill, Jr., a Director, was late in filing a Form 4 Report with respect to the sale of 2,600 shares of RJF common stock owned by him between November 2001 and March 2002.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors consists of three independent members of the Board. The Committee conducts its activities pursuant to a written charter approved by the Board of Directors. The Committee serves as the principal agent of the Board of Directors in fulfilling the Board's oversight responsibilities with respect to the Company's financial reporting, the Company's systems of internal controls and the Company's procedures for establishing compliance with regulatory requirements.

     As contemplated by the provisions of the Sarbanes-Oxley Act of 2002 (the Act), in November 2002, the Board of Directors revised the Charter of the Audit Committee to provide that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent accountants and must approve in advance any non-audit work to be performed by the independent accountants. In February 2002, prior to the passage of the Act, the Board of Directors and the Audit Committee were advised of a state tax engagement to be performed by the Company's independent accountants and, following passage of the Act, the Audit Committee approved a minor engagement relating to one of the Company's employee benefit plans. (See "Principal Auditing Firm's Fees" below). In addition, prior to the passage of the Act, Raymond James Ltd., the Company's Canadian subsidiary, retained the independent accountants to perform various tax services and a cost allocation project. The Audit Committee considered whether the provision of these services is compatible with maintaining the independence of the independent accountants. The Committee is developing criteria and procedures for the evaluation and approval of any non audit services that may be proposed for the current fiscal year.

     In addition to four regularly scheduled meetings during the course of the year, members of the Audit Committee held four telephone meetings to review with management and representatives of KPMG LLP the Company's quarterly financial results prior to release.

     Members of the Committee have reviewed and discussed the audit of the consolidated financial statements for fiscal 2002 contained in the Company's Annual Report on Form 10-K with management and representatives of KPMG LLP, who reported on the consolidated financial statements. In addition, the Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee also discussed with them their independence from the Company and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, and considered their independence in connection with any non-audit services provided.

     The Audit Committee also reviewed with KPMG:

                                        1. the critical accounting policies and practices followed by the Company;

2. all alternative treatments of financial information within generally accepted accounting principles that were discussed with the Company's management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; and

3. other material written communications between KPMG and the management of the Company.

     Based on the reviews and discussions referred to above, and in reliance on the representations of management and the auditors' report with respect to the financial statements, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 27, 2002, for filing with the Securities and Exchange Commission.

     Management is responsible for the Company's financial statements and the financial reporting process, including the Company's system of internal controls. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the financial statements.

     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters. In its oversight role, the Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

Audit Committee
December 31, 2002

Jonathan A. Bulkley, Chairman
Angela M. Biever
Harvard H. Hill

COMPENSATION AND GOVERNANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview and Philosophy

     The Compensation and Governance Committee (the "Committee") reviews corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for executive officers of the Company. The Committee consists of Dr. Paul W. Marshall (Chairman) and Harvard H. Hill, Jr.

     The Committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interests of the Company and its shareholders. In doing so, individual performance, the compensation of executives of similar firms and the Company's financial results are considered.

     The Company's objectives are met through a compensation package which includes four major components - base salary, annual bonus (including restricted stock), stock option awards and retirement plans.

     The cash and restricted stock compensation components (base salary and annual bonus) are heavily weighted toward annual bonus. These bonuses are based on the attainment of performance goals, specifically the profits of an individual subsidiary/department or the profits of the Company as a whole. These bonuses are based on formulas with a subjective portion. The emphasis on profit-based compensation serves two functions: it encourages executives to be conscious of the "bottom line" and it keeps the Company's base salary structure at a modest level, which is advantageous to the firm given the cyclical nature of the securities industry. In fiscal 2000 the Company began issuing restricted shares of Company stock in lieu of cash for 10% to 20% of bonus amounts in excess of $250,000. These shares are issued at a 20% discount and are restricted from sale during a three year vesting period.

     The third component of the compensation package, incentive and non-qualified stock option awards, is designed, along with the restricted stock, to provide a direct link between the long-term interests of executives and shareholders. Options are granted every two years to key management employees. From time to time special awards may be granted when a special situation exists, as inducements when employees are hired, or if job performance or a change in job duties warrants. In determining the number of shares to be granted in each situation the equivalent cash value of the options is taken into consideration. It is the Company's policy to maintain the number of outstanding options at less than ten percent of the Company's outstanding shares. During the past five years the number of outstanding options has represented between 5% and 7% of the Company's outstanding shares.

     The fourth component of the compensation package is Company contributions to various retirement plans, which are based on compensation levels and years of service. The Company maintains three qualified retirement plans: a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon the overall profits of the Company. Since inception of the 401(k) plan in 1987, the Company has matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. The plan currently provides for the Company to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to all full-time employees who meet the length of service requirements (six months for the 401(k) plan and one year for the other two plans). The Company also maintains a non-qualified long term incentive plan. Eligibility of executive officers is restricted to those who meet certain compensation levels set annually by the Board of Directors. The vesting schedule of this plan is designed to encourage long-term employment with the firm. Contributions to this plan on behalf of executive officers are also dependent upon the Company's earnings.      In addition, the Company has an employee stock purchase plan which allows employees to purchase shares of the Company's common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations including a one-year holding period. Finally, certain key employees of the Company have participated in limited partnership arrangements in which the Company makes non-recourse loans to these employees for two thirds of the purchase price per unit. The loans, plus interest, are intended to be paid back from the earnings of the partnership. The partnerships, Raymond James Employee Investment Fund I, L.P. and Raymond James Employee Investment Fund II, L.P., are invested in several affiliated and unaffiliated private equity limited partnerships.

Compensation of the Chief Executive Officer

     In keeping with the general compensation philosophy outlined above Mr. James' base salary for calendar 2003 will be $265,000, a 2.7% increase over his 2002 and 2001 compensation. Mr. James' salary is subject to an annual review, as is true of all employees. It was last adjusted in November 2000, effective January 1, 2001, prior to the Company freezing salaries for all employees at the vice president and above levels for calendar 2002.

     In determining the bonus offered to Mr. James for fiscal 2002 the Committee considered many factors, including the following:
*	2002 was only the second year since 1984 that was not a record for the firm in terms of revenues; the five year average increase is 11.5%.
*	2002 net income was 18% below 2001; the five year average decrease is 1.6%.
*	Book value per share increased to $17.25, a 7.9% increase over the prior yearend.
*	Return on average equity for the year was 9.8%, vs. a target of 20% and five year average of 16%.
*	The compensation of the chief executive officers of other similar brokerage firms, as of their most recent proxy statements.

Compensation and Governance Committee
November 21, 2002

Dr. Paul W. Marshall, Chairman
Harvard H. Hill, Jr.

PROPOSAL 2: TO RATIFY INCENTIVE COMPENSATION CRITERIA FOR CERTAIN OF THE COMPANY'S EXECUTIVE OFFICERS

Several years ago, the Company adopted a policy of formalizing incentive compensation calculations for executive officers. This was done in consideration of the limitations on tax deductibility imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits deductions for compensation in excess of $1 million per year by a public corporation to any one of its executive officers unless certain criteria are met. This rule requires that the incentive compensation be based on attainment of one or more performance goals and that the Company's shareholders approve both the performance goals and the formula used to calculate the payment amount.

The intention of the Compensation and Governance Committee remains that the executive officers be compensated on a basis consistent with prior years; i.e., for obtaining certain performance goals. It is the Company's practice that a portion of any formula-driven bonus amount can be withheld based on a subjective performance evaluation. The Committee considers the bonus formulas for executive officers each year. For purposes of determining incentive compensation for the executive officers for fiscal 2003, the Committee has approved the executive bonus formulas described below. Discretionary amounts above those resulting from the formulas below may be awarded by the Committee. Should this occur, it will be disclosed in the proxy statement in the following year. Ten percent of bonus awards between $250,000 and $500,000 are paid in restricted stock valued at 80% of market value on the bonus payment date, 15% of awards between $500,000 and $1,000,000 are paid in restricted stock, and 20% of all awards in excess of $1,000,000 are paid in restricted stock. Restricted shares must be held for three years before they vest.

Recommended Bonus Formulas for Executive Officers
		Percent for Calculation
Executive Officer	Basis	of Bonus

Thomas A. James	Total company pre-tax profits	1.2%

Chester B. Helck	Total retail pre-tax profits per Retail Contribution Report*	1.2%

Richard G. Averitt	Pre-tax profits of RJFS per Retail Contribution Report *	1.0%

Richard K. Riess Executive Vice President - RJF	Pre-tax profits of Eagle Asset Management, Inc.	4.25%
	Pre-tax profits of Heritage Asset Management, Inc., RJA's Asset Management Services division and Awad Asset Management.	3.00%

Jeffrey E. Trocin Executive Vice President, Equity Capital Markets Group - RJA	Pre-tax profits of RJA's Equity Capital Markets, including international institutional equity sales.	8.5%

Van C. Sayler Senior Vice President, Fixed Income - RJA	Pre-tax profits of RJA's Fixed Income department.	7.0%

Kenneth A. Shields President and CEO of RJ Ltd.	Pre-tax profits of RJ Ltd. (including only 50% of the capital gain on the recent sale of the shares of TSX, Inc.)	8.0%

*     The Retail Contribution Report adjusts financial statement pre-tax profits for items related to the retail sales force, primarily a credit for interest income on cash balances arising from retail customers, and also includes adjustments to actual clearing costs, a portion of mutual fund revenues and expenses, credit for correspondent clearing profits and accruals for benefit expenses.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THESE FORMULAS BY SHAREHOLDERS.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the remuneration earned during the last three fiscal years by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.
					Long-Term
		Annual Compensation			Restricted Stock (3)		Stock Option	All Other
Name	Year	Salary	Cash Bonus (1)	Commissions	Shares	$	Awards	Compensation(2)
Thomas A. James	2002	$258,000	$ 900,000	$323,522	3,937	$125,000	-	$30,136
Chairman and CEO	2001	254,750	1,100,014	368,740	5,417	187,482	-	34,775
	2000	245,000	1,860,006	433,863	14,196	424,993	-	61,828

Van C. Sayler	2002	$146,000	$1,700,000	$ 598	11,811	$375,000	10,000	$30,586
Senior Vice President,	2001	144,500	1,140,000	100	5,778	199,977	-	35,530
Fixed Income - RJA	2000	134,600	726,005	927	2,893	86,609	6,000	59,120

M. Anthony Greene (4)	2002	$265,000	$1,173,974	$ 974	6,633	$210,598	10,000	$29,993
Chairman of RJFS	2001	261,750	1,436,009	-	8,451	292,489	-	35,525
Executive VP of RJF	2000	249,250	1,988,009	-	15,532	464,989	6,000	62,258

Jeffrey E. Trocin	2002	$182,000	$ 958,790	$ 35	6,484	$205,867	10,000	$17,008
Executive VP, - Equity	2001	179,750	200,000	63	-	-	-	35,530
Capital Markets Group - RJA	2000	171,000	815,000	137	3,549	106,248	6,000	33,721

Richard K. Riess	2002	$190,000	$ 687,500	-	2,460	$ 78,105	10,000	$30,629
President and CEO of Eagle	2001	187,500	738,510	-	2,582	89,363	-	35,525
Executive VP of RJF	2000	177,500	1,100,001	-	6,263	187,499	6,500	62,000
Managing Director,
Asset Management

(1) In accordance with the bonus formulas approved at the annual meetings of the shareholders on February 14, 2002, February 8, 2001 and February 10, 2000.

(2) This column includes the amount of the Company's contributions to its 401(k) Plan, Profit Sharing Plan, Employee Stock Ownership Plan and Long Term Incentive Plan.

(3) Beginning with fiscal 2000, the Company began granting restricted stock as part of the annual bonus to highly compensated employees. Under this Stock Bonus Plan, 345,466 shares have been granted related to fiscal years 2002, 2001 and 2000. Dividends are paid to the holders of the stock. The shares vest three years from the date of grant. Under this plan, Mr. James holds 23,500 shares, Mr. Sayler holds 20,482, Mr. Greene holds 30,616 shares, Mr. Trocin holds 10,033 and Mr. Riess holds 11,305 shares. Because the shares of restricted stock are valued at full market value in this table, rather than the 80% of market value when awarded, the total of cash bonus and restricted stock may exceed the bonus award computed under the formula.

(4) The Company has agreed to a consulting and non-competition agreement with M. Anthony Greene, who retired as a Director of the Company and as Chief Executive Officer of its Raymond James Financial Services, Inc. subsidiary on December 15, 2002. Under the agreement, which will be effective as of December 16, 2002 and will continue in effect until December 15, 2005, Mr. Greene will be available to the Company to consult on all aspects of its business operations, and will be prohibited from entering into any employment or business relationship with any competitor of the Company and its subsidiaries. Mr. Greene will be compensated at an annual rate of $500,000 per year, and will be reimbursed for expenses he incurs at the Company's request.

Incentive Stock Options

     The following tables contain information concerning options granted to, and exercised by, the executive officers included in the Summary Compensation Table during the fiscal year.

Option Grants in Last Fiscal Year

                                                                                                                                                  Potential Realizable
                                                                                                                                                  Value at Assumed
                                                                       % of Total                                                               Annual Rates
                                                    Options         Options             Exercise                           of Stock Appreciation
                                                    Granted        Granted in             Price           Expiration     for Option Term (2)
Name                                             (#)(1)        Fiscal Year         ($/share)             Date             5%             10%

Van C. Sayler                              10,000             .87%             $32.00         1/28/2007     $88,410     $195,363

M. Anthony Greene                     10,000             ..87%             $32.00         1/28/2007     $88,410     $195,363

Jeffrey E. Trocin                          10,000             .87%             $32.00         1/28/2007     $88,410     $195,363

Richard K. Riess                         10,000             .87%             $32.00         1/28/2007     $88,410     $195,363

  All of these options were granted on November 28, 2001. The options vest 60% after three years, an additional 20% after four years and the remaining 20% after five years.
  Potential realized values represent the future value, net of exercise price, of the options granted if the Company's stock price were to appreciate by 5% and 10% during each year of the awards' five-year life.

Aggregate Option Exercises During

Last Fiscal Year and Year-end Value
Value of
			Number of	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
	Shares		Sept. 27, 2002	Sept. 27, 2002
	Acquired	Value	(Exercisable/	(Exercisable/
Name	on Exercise	Realized	Unexercisable)	Unexercisable)
M. Anthony Greene	33,750	$654,375	6,300/18,700 (1)	$27,111/$46,689
Richard K. Riess	16,875	$334,410	6,300/19,200	$27,111/$49,611

(1) Under the terms of the Company's options plans, these options became exercisable upon Mr. Greene's retirement on December 15, 2002.

Comparative Stock Performance

     The graph below compares the cumulative total shareholder return for the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index ("S&P 500"), the stock price index for regional investment brokerage firms (Media General Industry Groups # 421) and for the securities industry ( SCR Securities in the Dow Jones Industry Group) over the same period (assuming an investment of $100 in each on October 1, 1997 and the reinvestment of all dividends).

     In previous years, the performance graph included a comparison with a different, proprietary index. The Company has elected to change to a comparison to a widely available index.
Name	1997	1998	1999	2000	2001	2002
Raymond James Financial, Inc.	100.00	88.31	85.00	142.37	118.80	119.80
Investment Brokerage - Regional	100.00	93.59	136.13	195.80	135.85	125.79
Securities	100.00	83.49	143.61	249.43	145.92	118.39
Standard & Poor's 500	100.00	109.05	139.37	157.88	115.85	92.12

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

     As described in the Report on Executive Compensation, the Company has extended non-recourse loans to approximately 88 employees for investments in the Raymond James Employee Investment Fund I, L.P., including the following executive officers: Richard G. Averitt, Thomas S. Franke, J. Stephen Putnam, Richard K. Riess, Van C. Sayler, Robert F. Shuck, Jeffrey E. Trocin, Dennis W. Zank and Jeffrey P. Julien. Committed loan amounts to these individuals range from $40,000 to $160,000 plus interest per person, with outstanding balances ranging from $26,437 to $105,748 at September 27, 2002.

     In addition, the Company has extended non-recourse loan to approximately 75 employees for investments in Raymond James Employee Investment Fund II, L.P; including Barry Augenbraun, Richard G. Averitt, Chester B. Helck, Thomas A. James, Jeffrey P. Julien, Van C. Sayler, Jeffrey E. Trocin, and Dennis W. Zank. Committed loan amounts to these individuals range from $66,667 to $200,000 plus interest per person, with outstanding balances of $34,399 to $51,599 at September 27, 2002.

     The Company, in the ordinary course of its business, extends credit to margin accounts in connection with the purchase of securities and makes bank loans to, and holds bank deposits for, certain of its officers and directors. These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectibility or present other unfavorable features. The Company also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.

     All of the foregoing transactions were entered into prior to the passage of the Sarbanes-Oxley Act of 2002. In compliance with the terms of the Act, the Company will not extend any further loans to officers and directors, except for certain permitted bank loans and except for customary margin accounts for those who are affiliated with one of the broker-dealer subsidiaries.

     Thomas A. James permits the Company to display over 1,450 pieces from his nationally known art collection throughout the Raymond James home office complex, without charge to the Company. The art collection is a marketing attraction for businesses and other organizations, and the Company provides regular tours for clients and local schools, business groups and nonprofit organizations. In return, the Company bears the cost of insurance and the salaries of two staff persons who serve as curators for the collection and conduct business tours. The total cost to the Company for these services during fiscal 2002 was approximately $94,000.

PROPOSAL 3: ADOPTION OF THE 2003 EMPLOYEE STOCK PURCHASE PLAN

     In 1999, the Company adopted the 1998 Employee Stock Purchase Plan, covering 1,500,000 shares of common stock of the Company. The 1998 Employee Stock Purchase Plan terminates by its terms on November 19, 2003, and the approximately 480,000 shares unissued under that plan will not be issued. Accordingly, on November 21, 2002, the Company's Board of Directors adopted, subject to the approval of shareholders, the 2003 Employee Stock Purchase Plan covering 1,500,000 shares of the Company's common stock. The Board of Directors believes that the plan will provide an incentive to employees to remain in their capacities with the Company and it will encourage them to promote the best interests of the Company by giving them the opportunity to acquire or enlarge their stock ownership in the Company. A copy of the plan is enclosed as Exhibit A to this proxy statement.

     The plan provides employees of the Company the right to purchase, on a quarterly basis, shares of the Company's common stock at 85% of fair market value. The number of shares that can be purchased in any calendar year by any individual is limited to the lesser of: (1) 1,000 shares; (2) shares with a fair market value of $25,000; or (3) shares with a fair market value of 20% of the individual's annual compensation. Shares purchased through the plan must be held by the employee for one year, after which time the employee is free to dispose of the stock.

     The plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. Accordingly, no income will be recognized by the employee at the time shares are purchased under the plan. Upon disposition of the shares within two years, the difference between the employee's purchase price and the fair market value of the shares at date of purchase will be taxable to the employee as ordinary income. Any increase or decrease in market value from the date of purchase to the date of disposition will be a capital gain or loss to the employee.

     The Company will derive no tax deduction from the sale of shares under the plan as long as such shares are held by the employee for a period of two years from the date of purchase. If shares are disposed of by the employee prior to the expiration of such period, the Company will be entitled to a tax deduction, as compensation expense, equal to the difference between the employee's purchase price and the market value of the shares on the date of purchase. Such deduction would be available to the Company in the period of disposition by the employee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THIS PLAN.

EQUITY COMPENSATION PLAN INFORMATION

     The following table includes stock options and restricted stock that can be issued pursuant to one of the Company's eight stock-based compensation plans.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	2,238,590	$26.38	4,566,400
Equity compensation plans not approved by shareholders	1,193,225	$27.54	3,182,175
Total	3,431,815	$26.78	7,748,575

The Company has three plans that were approved by shareholders. The Company's non-qualified stock option plans were not approved by shareholders. Under one of the Company's non-qualified stock option plans, the Company may grant up to 2,278,125 shares of common stock to independent contractor Financial Advisors. Options are exercisable five years after grant date provided that the Financial Advisors are still associated with the Company. Under the Company's second non-qualified stock option plan, the Company may grant up to 379,688 shares of common stock to the Company's outside directors. Options vest over a five-year period from grant date provided that the director is still serving on the Board of the Company. Under the Company's third non-qualified stock option plan, the Company may grant up to 1,125,000 shares of common stock to key management personnel. Option terms are specified in individual agreements and expire on a date no later than the tenth anniversary of the grant date. Under all plans, the exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years.

In addition, neither the Company's restricted stock nor stock bonus plan were approved by shareholders. Under the 1999 Restricted Stock Plan the Company is authorized to issue up to 1,000,000 restricted shares of common stock to employees and independent contractors. Awards under this plan may be granted by various departments of the Company in connection with initial employment or under various retention plans for individuals who are responsible for a contribution to the management growth, and/or profitability of the Company. These shares are forfeitable in the event of voluntary termination. The compensation cost is recognized over the vesting period of the shares and is calculated as the market value of the shares on the date of grant.

The Company's 1999 Stock Bonus Plan authorizes the Company to issue up to 1,000,000 restricted shares to officers and certain other employees in lieu of cash for 10% to 20% of annual bonus amounts in excess of $250,000. Under the plan the restricted stock is granted at a 20% discount in determining the number of shares to be granted and the shares are generally restricted for a three year period, during which time the shares are forfeitable in the event of voluntary termination. The compensation cost is recognized over the three year vesting period based on the market value of the shares on the date of grant.

INDEPENDENT AUDITORS

     Representatives of KPMG LLP, independent auditors for the Company for fiscal 2002 and 2001, will be present at the annual meeting in order to respond to questions from shareholders, and they will have the opportunity to make a statement.

     The report of KPMG LLP on the Company's audited consolidated financial statements as of September 27, 2002 and September 28, 2001 and for the years then ended, included in the Company's Annual Report on Form 10-K, contained no adverse opinion or disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits for fiscal years 2002, 2001 and 2000, there were no disagreements with the auditors on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction the auditors would have caused them to make reference thereto in their reports on the financial statements for such years.

PRINCIPAL AUDITING FIRM FEES

Audit Fees

     The aggregate fees billed by the Company's principal accounting firm, KPMG LLP, for professional services rendered for the audit of the annual consolidated and other subsidiaries' financial statements for the year ended September 27, 2002, was $631,778.

All Other Fees

     During fiscal 2002, KPMG LLP also undertook the following engagements for the Company, for which they billed the amounts indicated:

    U.S. federal and state tax services: $639,085. Of this amount, $600,000 represents the fee to date for a state income tax review project, pursuant to which the Company has filed for approximately $3,800,000 in refunds from various states and has received $3,500,000 to date. The total fee for this project will be based on the amount of refunds ultimately received by the Company and sustained against challenge, if any.

    Audit of benefit plans administration and related services: $37,000

    Services provided to Raymond James, Ltd, the Company's Canadian subsidiary, for tax related services ($100,223) and for a cost allocation services project ($58,499).

KPMG LLP did not provide services related to financial information systems design or implementation. The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining KPMG LLP's independence.

OTHER MATTERS

     Proposals which shareholders intend to present at the 2004 Annual Meeting of Shareholders must be received by the Company no later than September 2, 2003 to be eligible for inclusion in the proxy material for that meeting.

     Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ Barry Augenbraun, Secretary
January 2, 2003

Exhibit A

RAYMOND JAMES FINANCIAL, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

I

Purpose

The purpose of this Plan is to enable the employees of Raymond James Financial, Inc. and its consolidated subsidiaries to acquire its Common Stock at an advantageous price with either their own funds or savings accumulated through payroll deductions. The Board of Directors of the Company believes the employee participation in the ownership of the Company will be to the mutual benefit of the employees and the Company. The Board of Directors of the Company, recognizing the benefits derived to its employees pursuant to the Company's 1998 Employee Stock Purchase Plan (the "1998 Plan"), believes it will be beneficial and in the best interests of the Company and its employees to establish a new and similar plan to supplement the 1998 Plan. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986 (hereinafter called the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

II

Definitions

  "Account Balance" means the total of funds accumulated through payroll deductions (including amounts carried over from a prior Accumulation Period), funds remitted to the Plan by personal check (including amounts carried over from a prior Accumulation Period), and amounts specified as a charge to an existing brokerage account.

  "Accumulation Period" means the period beginning with each Exercise Date and ending upon the immediately succeeding Option Date.

  "Board of Directors" means the Board of Directors of the Company.

  "Business Day" means any day that the exchange upon which the stock is then traded is open for business.

  "Committee" means the Employee Stock Purchase Plan Committee as appointed by the Board of Directors of the Company.

  "Company" means Raymond James Financial, Inc., a Florida corporation, and any successor which adopts the Plan.

  "Compensation" means, except as provided in Article IV, the total amounts paid to an Employee during an Accumulation Period by the Employer that may be considered remuneration for employment for purposes of the Federal Insurance Contributions Act (Social Security) within the meaning of Section 3121(a) of the Code without regard to the exclusion of remuneration in excess of the Social Security contribution and benefit base pursuant to Section 3121(a)(1) of the Code.

  "Effective Date" means the date on which this Plan is approved by the shareholders of the Company.

  "Employee" means any person who is regularly and actively employed by the employer on the first Business Day of any Accumulation Period, provided, however, that the term "Employee" does not include any person whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months in any calendar year or who, immediately after an option is granted under the Plan, owns stock of the Company possessing 5% or more of the total combined voting power of all classes of stock of the Company as determined in accordance with Section 423(b)(3) of the Code. Any period during which a person is or was on leave of absence from the Employer for the purpose of serving an active duty with the Armed Forces of the United States shall be considered a period during which such person is or was regularly and actively employed by the Employer for the purpose of applying the foregoing definition of an Employee.

  "Employer" means the Company and those subsidiaries of the Company set forth on Schedule A annexed hereto.

  "Exercise Date" means the first Business Day immediately following an Option Date.

  "Fair Market Value" means the mean between the highest and lowest selling prices at which shares of the Common Stock were traded or, if the Common Stock was not traded on a specified date, upon the basis of the mean of such prices on the date nearest preceding that date.

  "Option Date" means the first Business Day of March, June, September or December of any year as of which the Board of Directors grants options under the Plan.

  "Option Price" means an amount equal to 85% of the Fair Market Value per share of the Stock on the Option Date.

  "Plan" means this 2003 Employee Stock Purchase Plan of Raymond James Financial, Inc. as set forth herein.

  "Stock" or "Common Stock" means the $0.01 par value Common Stock of the Company.

III

Nature of The Option

Each option granted shall be exercisable only on its Exercise Date and only if the person to whom granted is then employed by the Employer. No Employee shall be granted an option which permits his rights to purchase Stock under the plan to accrue at a rate which exceeds $25,000.00 of fair market value of Stock (determined at the time such option is granted) for any calendar year. No option shall be transferable and no option shall be exercisable by anyone other than the Employee to whom granted. Subject to the overall limitations contained herein with respect to the total number of shares to be made subject to option under the Plan, the Board of Directors shall determine the maximum number of shares of Stock, if any, to be made subject to option on each Option Date.

The Board of Directors shall fix said maximum number at the lesser of (1) the maximum number of shares of Stock purchasable at the Option Price with all Employees' Account Balances or (2) a specified number of shares of Stock. Each Employee shall then be granted on the Option Date an option to purchase at the Option Price that percentage of the total number of shares of Stock with respect to which options are granted on the Option Date which is equal to the percentage which his Account Balance represents of the total Account Balances of all Employees to whom options are granted on the Option Date.

IV

Payroll Deductions

The Board of Directors shall specify the maximum percentage (which shall never exceed 20%) of his compensation which an Employee may accumulate during the Accumulation Period for the purpose of applying such accumulated funds for the purchase of Stock under the Plan. For purposes of applying the 20% limitation, the Employee's compensation shall include the amount by which the Employee has electively reduced his compensation to purchase benefits on a pretax basis pursuant to a Company-sponsored plan under Section 235 of the Code or any other similar plan established by the Company or pursuant to a Company-sponsored plan under Section 401(k) of the Code. The Employer will deduct from the compensation otherwise payable to the Employee during the Option Period the percentage or fixed dollar amount which the Employee shall have specified in writing to the Employer prior to the commencement of the Accumulation Period, and the Employer will accumulate such amounts and credit them to the Employee's account. Except as provided in Article V, only amounts accumulated through such payroll deductions may be used for the purchase of Stock under the option granted. Amounts accumulated through payroll deductions shall be deposited into the employee's Raymond James brokerage account. An employee may not increase or reduce the rate of payroll deductions, if any, specified by him for a given Accumulation Period once such Accumulation Period has begun, but may, upon 10 days notice in writing, discontinue his payroll deductions for the Accumulation Period then in effect. Any such discontinuance shall be permanent for such Accumulation Period.

The authorization which the Employee must complete, sign and deliver to the Employer in order to enter the Plan shall include the following:

  A specification of the percentage rate or fixed dollar amount to be deducted from his compensation during the Accumulation Period.

  A direction that the maximum possible number of shares of Stock be purchased on the Exercise Date except to the extent the Employee shall have notified the Employer in writing to the contrary prior to the Exercise Date.

  A specification of the exact name or names (which must include the Employee's name and may include the name of another person as joint owner) in which Stock purchased is to be registered.

  An agreement that the Employee will not dispose of any Stock acquired under the Plan within one year after the Exercise Date. This agreement may be waived by the Committee if a sale of said Stock within one year from the Exercise Date is necessary to enable the Employee to meet immediate and heavy financial needs if such financial hardship cannot be met by other reasonably available resources of the Employee. Such a waiver shall be valid only if and when the Employee makes written application to the Committee and if the Employee receives written approval from the Committee. If an Employee who has acquired stock under the Plan dies within one year after the Exercise Date and his estate or beneficiary(ies) applies for a waiver of this agreement for any reason, such a waiver shall be approved by the Committee.

  An agreement that the Employee will inform the Company of any disposition of any Stock acquired under the Plan within two years from the Option Date pertaining to such shares so that the Company will be able to monitor compliance with the provisions of the Plan and federal securities laws governing disposition of Stock.

  An acknowledgement from the Employee that the Company' will follow its normal margin policies in connection with any Stock acquired under the Plan and that any such Stock may be coded as a margin position.

V

Lump Sum Purchase Opportunity

As an alternative to the payroll deduction method of accumulating funds for the purchase of Stock as described in Article IV, Employees may elect to purchase Stock by presenting a personal check to the individual designated by the Committee as the Stock Purchase Plan Coordinator (the "Coordinator") no later than the twenty-fifth (25th) day of the final month of an Accumulation Period. Alternatively, Employees may elect to purchase such shares of stock by informing the Coordinator, no later than the twenty-fifth (25th) day of the final month of an Accumulation Period of the account number of the Employee's brokerage account to be charged. In order to be eligible to utilize a lump sum purchase opportunity, the Employee must have been employed by the Company as of the first Business Day of the applicable Accumulation Period. The Option Price for Stock purchased through the lump sum purchase opportunity shall be the same as Stock purchased under the payroll deduction method described in Article IV, and shall be subject to all of the requirements and limitations set forth in Article IV including a limitation of 20% of compensation during the Accumulation Period. Options shall be exercised under the terms of Article VI on behalf of all participating employees who elect the lump sum purchase opportunity in a timely manner.

VI

Exercise of Options

Unless prior to the Exercise Date the Employee shall have notified the Coordinator in writing that he does not intend to exercise some or all of the options which may be or have been granted to him under the Plan, on the Exercise Date the Employer shall automatically exercise on the Employee's behalf an option to purchase the maximum amount of shares of Stock purchasable at the Option Price with the Employee's Account Balance (or if the Employee shall have specified some lesser amount as aforesaid not in excess of such lesser amount); provided, that if the total number of shares of Stock purchasable on behalf of all Employees with the total aggregate Account Balances available to purchase shares of Stock exceeds the aggregate maximum number of shares of Stock which the Board of Directors shall have specified to be purchasable on the Exercise Date, the option of each Employee will be exercised to purchase only that percentage of the total aggregate number of Shares of Stock available for purchase which is equal to the percentage that the Employee's Account Balance available to purchase shares of Stock represents of the total aggregate Account Balances of all Employees available to purchase shares of Stock.

Anything (except the second paragraph of Article VIII to the contrary) otherwise contained in the Plan notwithstanding, no Employee shall be permitted to purchase in excess of 1,000 shares of Stock in any calendar year. Only full shares of Stock may be purchased, and no fractional shares will be issued. All shares of Stock purchased pursuant to this Plan must be paid for in full on or before the Exercise Date. As soon as practicable after the Exercise Date, the Employer will report to each Employee the number of shares of Stock purchased by him and the cost of such shares, and the cash balance, if any, to be carried over into the next Accumulation Period. Alternatively, if the Employee informs the Coordinator by no later than the Exercise Date that he would like refunded to him any amount which would be subject to carryover, then such instruction shall be followed and a refund will be made. If the Employee informs the Coordinator by no later than the Exercise Date that he does not intend to exercise any options granted to him on the Option Date immediately preceding such Exercise Date:

  Funds accumulated through payroll deductions shall remain in the Employee's RJA brokerage account. Such funds shall not be carried forward for the purpose of purchasing shares of Stock under the Plan in a subsequent Accumulation Period unless specifically requested in writing by the Employee.

  Any funds remitted by personal check shall be refunded, without interest, unless the Employee elects in writing to carry the balance forward to the subsequent Accumulation Period.

  Any brokerage account instructions submitted by the Employee shall be disregarded.

VII

Termination of Rights

At any time prior to the Exercise Date, an Employee may upon written notice to the Coordinator withdraw all, but not less than all, of the balance accumulated in his account through payroll deductions. Such withdrawal shall terminate the Employee's right to participate in the Plan during the Accumulation Period during which notice of the withdrawal is made.

VIII

Stock to be Issued

The shares of Stock purchased by Employees under the Plan may, at the election of the Company, be either treasury stock or originally issued stock. As of the Effective Date, the maximum number of shares of Stock that shall be available for purchase by Employees under the Plan shall be 1,500,000 shares, subject to adjustment for changes in capitalization of the Company as described in the following paragraph.

In the event that prior to the transfer of all of the shares of Stock which may be issued in accordance with this Plan, there shall be any increases or reductions in the number of shares of Stock of the Company outstanding by reason of any one or more stock dividends, stock splits, stock constrictions or any other material change in the capital structure of the Company by way of reclassification, reorganization or recapitalization, the aggregate number of shares of Stock which may be issued under this Plan and the number of shares of Stock which may be purchased under each option then or thereafter in effect and the purchase price to be paid therefore shall be proportionately and equitably adjusted. No such adjustment shall, however, entitle any Employee to purchase a fractional share of Stock hereunder, and rights to purchase shares of Stock shall always be limited after each such adjustment to the lower full share.

No one shall, by any reason of this Plan or of any option granted or of the exercise of rights under any such option, have any interest in shares of Stock of the Company nor any rights of, or status as, a stockholder of the Company unless and until appropriate book entries representing such shares are issued. The Company shall be under no obligation to issue shares of Stock unless and until such shares of Stock shall have been paid for in full and all of the applicable provisions of this plan and of the option granted shall have been complied with.

If, for any reason, the Company does not have available on any Exercise Date sufficient shares of Stock to satisfy the options then otherwise exercisable, the Company shall make a pro rata allocation of the shares of Stock available based upon the respective balances available to purchase shares of Stock in each Employee's account and the excess balance in each Employee' s account shall be returned to him in cash with his pro rata shares of the available stock.

IX

Employee Stock Purchase Plan Administration

The Board of Directors shall appoint an Employee Stock Purchase Plan Committee, composed of such persons as the Board of Directors shall from time to time determine to administer the Plan subject to the control and direction of the Board of Directors. Subject to the action and control of the Board of Directors: (1) the Committee shall have the power from time to time to establish suitable rules and procedures for administering the Plan and (2) all decisions of the Committee pertaining to the interpretation, construction or application of the Plan or any option granted or the rules promulgated by the Committee shall be final and conclusive. Neither any member of the Committee nor of the Board of Directors shall be liable for any decision made or action taken in good faith. The Committee shall from time to time designate an individual who shall serve as the Employee Stock Purchase Plan Coordinator to assist in the ongoing administration of the Plan.

Notwithstanding any provision of the Plan to the contrary, the Committee and the Stock Purchase Plan Coordinator may use telephonic media, electronic media or other technology, including the Company's website and the internet, in administering the Plan to the extent not prohibited by applicable law, regulation or other pronouncement.

X

Amendment or Termination of the Plan

The Board of Directors may, at any time, terminate or amend the Plan. No termination shall, however, affect options previously granted, and no amendment may make any change in any option theretofore granted which would adversely affect the rights of any employee. Approval of the stockholders of the Company within 12 months before or after the date on which the Directors amend the Plan shall be necessary if the amendment would:

  Require sale of more shares of Stock than are authorized under Article VIII of the Plan; or

  Affect the Employees eligible to participate under the Plan.

XI

Approvals

The Plan will terminate ten (10) years from the Effective Date, unless extended by action of the stockholders of the Company. The Plan will be construed under Florida law.

XII

Non-Guarantee of Employment

Nothing in this Plan shall be construed as giving an Employee, whether or not a participant in this Plan, the right to be retained in the service of the Company or any subsidiary; and each Employee shall remain subject to discharge, with or without cause, to the same extent as if this Plan had not been executed. This Plan is hereby adopted by the Company to be effective on the date specified herein.

XIII

Canadian Addendum

The Plan shall be available to employees of the Company's Canadian subsidiary, Raymond James Ltd. (the "Canadian Company"), with the following modifications applicable to the interpretation and administration of the Plan with regard to the Canadian Company:

a. Article II - Definitions. The definitions of "Compensation", "Employee", and "Employer" in Article II of the Plan are deleted and replaced, respectively, as follows:

"Compensation" means, except as provided in Article IV, the gross base salary, gross compensation and gross annual cash bonus awards paid to an Employee during an Accumulation Period by the Employer.

"Employee" means any regular, full-time, active employee of the Canadian Company, any regular, part-time active employee of the Canadian Company or any employee who has contracted for employment with the Canadian Company over a finite term of six months of service or more. Notwithstanding the foregoing, however, the term "Employee" shall not include any person whose customary employment is 30 hours or less per week, any person who has contracted for employment with the Canadian Company over a finite term but who has less than six months of service with the Canadian Company or any person who, immediately after an option is granted under the Plan, owns stock of the Company possessing 5% or more of the combined total voting power of all classes of stock of the Company as determined in accordance with Section 423(b)(3) of the Code. Any period during which a person is or was on a parental leave of absence from the Employer shall be considered a period during which such person is or was regularly and actively employed by the Employer for the purpose of applying the foregoing definition of an employee.

"Employer" means the Canadian Company and its consolidated subsidiaries.

b. IV - Payroll Deductions. In the fifth sentence of Article IV of the Plan, the phase "Raymond James brokerage account" is deleted and replaced with the words "Canadian Company brokerage account." In paragraphs 5 and 6 of Article IV the word "Company" is deleted and replaced with the words "Canadian Company". The following additional paragraph is added to Article IV:

7. An acknowledgement that the Employee has not been induced to purchase Stock under the Plan by expectation of employment or continued employment.

c. VI - Exercise of Options. In paragraph 1 of Article VI the phrase "RJA brokerage account" is deleted and replaced with the phrase "Canadian Company brokerage account."

Schedule A

Company Subsidiaries Subject to Plan

Raymond James & Associates, Inc.

Raymond James Financial Services, Inc.

Eagle Asset Management, Inc.

Planning Corporation of America

Heritage Asset Management, Inc.

Raymond James Trust Company

Raymond James Bank, FSB

Raymond James Trust Company West

Raymond James International Holdings, Inc.

Raymond James Capital, Inc.

Raymond James Limited

Awad Asset Management, Inc.

Ballast Pint Ventures, LLC

Raymond James Capital Services, Inc.

Raymond James Tax Credit Funds, Inc.